EXHIBIT 99.5



                                                  FOR IMMEDIATE RELEASE


Bethlehem, PA, January 18--Union Pacific reported record net income of $946 million, or $4.60 a share, in 1995, compared to $546 million, or $2.66 a share in the prior year. Income from continuing operations increased 9 percent to $619 million in 1995. Income from the corporation's discontinued operation -- Union Pacific Resources -- was $327 million, which included $65 million from a contract settlement with Columbia Gas. This compares to $390 million in 1994, which included $100 million from the sale of the Wilmington, California, properties. The 1994 discontinued operations also included a $412 million loss from the sale of Union Pacific's waste management subsidiary.

     Union Pacific Railroad increased earnings 15 percent in 1995 to $867 million. This included the impact of the Chicago and North Western (CNW), which was acquired in the second quarter. The Railroad's total carloadings were up 12 percent, including incremental loads from the CNW merger. Grain, coal and automotive were strong performers, while intermodal traffic was soft through most of the year. The Railroad also achieved a 5 percent improvement in average revenue per car. Union Pacific's operating ratio increased from 77.9 in 1994 to 78.1 in 1995, largely as the result of the CNW consolidation. On a pro forma basis, including CNW

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in 1994, the operating ratio would have been flat year-over-year.

     Overnite Transportation lost $10 million in 1995, compared with earnings of $64 million in 1994 (before goodwill of $20 million and $23 million, respectively). Total traffic volumes were down 4 percent and prices declined 3 percent in a difficult business environment.

     Income from Union Pacific Resources was $327 million (including the Columbia Gas settlement), compared to $390 million in 1994 (including the Wilmington sale). Earnings reflected only 83 percent of Resources' income in the fourth quarter as the result of a public offering of 17 percent of Resources in October. Total hydrocarbon sales volumes increased 10 percent - on a barrel of oil equivalent basis - with natural gas and plant liquids up 22 and 15 percent, respectively, and crude oil down 16 percent. Average gas and plant liquids realizations were down 21 and 3 percent while crude prices were up 12 percent.

     Union Pacific's fourth quarter income from continuing operations was $179 million, compared to $148 million in the fourth quarter of 1994. Income from discontinued operations was $115 million in the fourth quarter of 1995, compared to $108 million in 1994. Income from the 83 percent-owned Union Pacific Resources was $115 million (including $65 million from the Columbia Gas settlement), compared with $87 million in 1994. The fourth quarter of 1994 also included a $21 million gain from the corporation's waste management subsidiary. Net income in the fourth quarter was $294 million, or $1.43 per share, in 1995. This compares with $256 million, or $1.25 per share, in 1994.

     The Railroad earned $231 million in the fourth quarter, including the CNW, compared to $211 million last year; and Overnite had a loss of $4 million compared to earnings of $12 million, before goodwill of $5 million in 1995 and $6 million in 1994.

     "With the Resources IPO, the CNW acquisition, our agreement to acquire the Southern Pacific, and a new management succession plan, Union Pacific took major strategic steps in 1995 to enhance the corporation's value to its shareholders," said Drew Lewis, chief executive officer.

     A fourth-quarter and full-year income statement is attached.


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          UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                   STATEMENT OF CONSOLIDATED INCOME
                       Period ended December 31
            (Dollars in Millions Except Per Share Amounts)
------------------------------------------------------------------------------
      Fourth Quarter                                       Twelve Months
--------------------------                            ------------------------
                  Percent                                             Percent
                 +Increase                                           +Increase
  1995   1994    -Decrease                            1995    1994   -Decrease
------------------------------------------------------------------------------
$1,974  $1,655   +    19  Operating Revenues ....... $ 7,486  $6,492   +    15
 1,628   1,342   +    21  Operating Expenses .......   6,145   5,248   +    17
------------------------                               -----------------------
   346     313   +    11  Operating Income .........   1,341   1,244   +     8
    36      35   +     3  Other Income - Net             141     100   +    41
  (122)    (92)  +    33  Interest Expense .........    (450)   (347)  +    30
   (19)    (31)  -    39  Corporate Expenses .......     (99)    (99)        -
------------------------                               -----------------------
   241     225   +     7  Income Before Income Taxes     933     898   +     4
   (62)    (77)  -    19  Income Taxes .............    (314)   (330)  -     5
------------------------                               -----------------------
                          Income From Continuing
   179     148   +    21     Operations .............    619     568   +     9
------------------------                               -----------------------
                           Income (Loss) From
                             Discontinued Operations:
                             Union Pacific Resources
   115      87   +    32      Group Inc. a) ..........   327     390   -    16
     -      21         U     USPCI, Inc. b) ..........     -    (412)        F
------------------------                               -----------------------
   115     108   +     6  Total .....................    327     (22)        F
------------------------                               -----------------------
$  294  $  256   +    15  Net Income ................ $  946  $  546   +    73
========================                               =======================
                          Earnings (Loss) Per Share:
                          Income From Continuing
$ 0.87  $ 0.72   +    21     Operations ............. $ 3.01  $ 2.76   +     9
------------------------                               -----------------------
                          Income (Loss) From
                             Discontinued Operations:
                             Union Pacific Resources
  0.56    0.42   +    33     Group Inc. a) ..........   1.59    1.90   -    16
     -    0.11         U     USPCI, Inc. b) .........      -   (2.00)        F
------------------------                               -----------------------
  0.56    0.53   +     6     Total ..................   1.59   (0.10)        F
------------------------                               -----------------------
$ 1.43  $ 1.25   +    14  Net Income ................ $ 4.60  $ 2.66   +    73
========================                               =======================
                          Average Shares Outstand-
   N/A     N/A                ing (MM)                   205.8   205.6         -
------------------------                               -----------------------


a) In October 1995 the Corporation's natural resources business, Union Pacific Resources Group Inc. (UPRG), completed an initial public offering (IPO) for 17.1% of its common stock. The Corporation intends to distribute to its shareholders the remaining shares of UPRG on a tax-free basis sometime in 1996. Results of operations for UPRG (which include only the Corporation's share of UPRG's income after the IPO) for all periods presented have been reclassified as discontinued operations.

b) At year-end 1994 the Corporation sold USPCI, Inc. its hazardous waste subsidiary. Results of operations for all periods presented have been reclassified as discontinued operations.


January 18, 1996